Exhibit 10(s)(2)

JULY 1, 2002 AMENDMENT TO THE VECTREN CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN
(AS LAST AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001)

Pursuant to rights reserved under Section 10.2 of the Vectren Corporation Nonqualified Deferred Compensation Plan (the "Plan"), Vectren Corporation amends Section 3.5 of the Plan, effective as of July 1, 2002, as follows:

3.5 Annual Company Matching Amount. For Plan Years beginning before January 1, 2002, a Participant's Annual Company Matching Amount for any Plan Year shall be equal to three percent (3%) of the Participant's 401(k) Plan Compensation for such Plan Year, reduced by the amount of any matching contributions made to the 401(k) Plan on his or her behalf for the Plan Year of the 401(k) Plan that corresponds to the Plan Year; provided, however, that for the Plan Year beginning after December 31, 2001, the Participant shall be entitled to an Annual Company Matching Amount equal to fifty percent (50%) of the lesser of (i) the sum of his or her aggregate salary reductions under the 401(k) Plan and his or her Annual Deferral Amount in the Plan Year, or (ii) an amount equal to six percent (6%) of his or her 401(k) Plan Compensation in the Plan Year, reduced by the amount of any matching contributions made to the 401(k) Plan on his or her behalf for such Plan Year. If a Participant is not employed by an Employer, or is no longer providing services as a Director, as of the last business day of a Plan Year other than by reason of his or her Retirement or death, the Annual Company Matching Amount for such Plan Year shall be zero. In the event of Retirement or death, a Participant shall be credited with the Annual Company Matching Amount for the Plan Year in which he or she Retires or dies.

IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document as of June 26, 2002.

"Company"

VECTREN CORPORATION
By: /s/Jean L. Wojtowicz
Jean L. Wojtowicz
Title: Chair of the Compensation and Benefits Committee of the Board of Directors